Exhibit 99.1

THOMSON REUTERS STREETEVENTS

EDITED TRANSCRIPT

PATK - Q1 2016 Patrick Industries Inc Earnings Call

EVENT DATE/TIME: APRIL 28, 2016 / 2:00PM GMT

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

THOMSON REUTERS

CORPORATE PARTICIPANTS

Todd Cleveland Patrick Industries, Inc. - CEO

Andy Nemeth Patrick Industries, Inc. - President

Josh Boone Patrick Industries, Inc. - CFO

Julie Ann Kotowski Patrick Industries, Inc. - IR

CONFERENCE CALL PARTICIPANTS

Daniel Moore CJS Securities - Analyst

Scott Stember CL King - Analyst

Steve Andersons Venator Capital - Analyst

PRESENTATION

Operator

Good morning, ladies and gentlemen, and welcome to the Patrick Industries Inc. First Quarter 2016 Earnings Conference Call. My name is Cynthia and I will be your operator for today's call.

At this time all participants are in a listen-only mode; following the prepared remarks will we will conduct a question-and-answer session. Please note, that this conference is being recorded.

I will now turn the call over to Julie Ann Kotowski from Investor Relations. Ms. Kotowski, you may begin.

Julie Ann Kotowski - Patrick Industries, Inc. - IR

Good morning, everyone, and welcome to Patrick Industries' First Quarter 2016 Conference Call. I am joined on the call today by Todd Cleveland, CEO, Andy Nemeth, President, and Josh Boone, CFO.

On the call this morning we are going to discuss our first quarter results and provide an update on our business outlook and the markets that we serve. However, before we do so, it is my responsibility to inform you that certain statements made in today's conference call regarding Patrick Industries and its operations may be considered forward-looking statements under the securities laws.

As a result, I must caution you that there are a number of factors, many of which are beyond the Company's control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors are identified in our press releases, our form 10-k for the year ended 2015, and in our other filings for the Securities and Exchange Commission. Also please note that certain financial measures we may use on this call, such as adjusted net income and the related diluted earnings per share amounts, are non-GAAP measures. We undertake no obligation to update these statements after this call.

I would now like to turn the call over to Todd Cleveland.

Todd Cleveland - Patrick Industries, Inc. - CEO

Thank you, Julie Ann, and thank you all for joining us on the call today. This morning I would like to briefly discuss the Company's results for the first quarter of 2016. Andy will then provide an update on the major markets we serve and Josh will provide specific details on our financial performance. I will then conclude by providing an update on our expansion opportunities, strategic initiatives in acquisitions and our overall business outlook.

THOMSON REUTERS STREETEVENTS   |   www.streetevents.com   |   Contact Us

© 2016 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

The first quarter of 2016 marked the continuation of improved overall performance for the Company with increased revenues, improved profitability, and cash flows. On the top-line, our revenues increased 25% over the prior year, and on the bottom line we posted a 36% increase in our net income per diluted share compared to 2015. The industries we serve as well reflected strong year-over-year improvement with RV wholesale shipments up 11% in the first quarter over the prior year in anticipation of an increasing retail demand as we head into the height of the selling season.

MH shipments for the quarter increased by an estimated 18% compared to 2015, and new residential housing starts for the quarter were up 14% year-over-year. The strong start to the year was in alignment with our internal expectations and points to a positive outlook for fiscal 2016.

Now I'll turn the call over to Andy who will review our markets and our performance.

Andy Nemeth - Patrick Industries, Inc. - President

Thank you, Todd. The first quarter of 2016 reflects the continued execution of our strategic plan and capital allocation strategy to drive content in all the industries we serve and position ourselves to be able to take advantage of expected continued growth trends in the marketplace.

With the full impact of our 2015 acquisitions and those we completed thus far in 2016, we project our full-year 2016 consolidated revenues to approach $1.1 billion. At the operating income level and on the bottom line, we continue to leverage our cost structure to drive efficiencies and improve our net income in earnings per share, which increased 32% and 36%, respectively, over the prior year.

In addition, we are selectively adding capacity where appropriate in anticipation of our continued expectation of out performance in each of the industries we serve. Our sales for the RV sector of our business, including the impact of acquisitions, which represents our largest market, comprising 78% of our revenues, grew 25% in the quarter off of an 11% overall increase in the industry-wide RV wholesale shipments.

Wholesale shipments of travel trailers, which represent approximately 75% of the towable market, led the way; increasing approximately 14% verses the prior year. Contributing to our sales improvement was an overall increase in content per unit, new product offerings, and market share gains.

The shift in buying patterns towards a larger concentration of entry level, less expensive towable units that became evident in the industry around the April 2015 timeframe, particularly in the travel trailer sector, is still continuing today. We are excited by the continuing influx of younger consumers entering the RV market, and believe this trend along with other favorable RV demographic trends, point to significant opportunities for growth in this market over the long-term.

Travel trailers, as previously discussed, improved at the highest rate compared to the prior year while production levels in the larger, more expensive units, particularly in the fifth wheel sector which represents approximately 22% of the towable market, was roughly flat year-over-year. While the shift to lower-end units continues to impact our overall dollar content per unit growth in the short-term, we expect these trends to reverse from the long-term as the natural tendency to upgrade takes place and consumers look to add more amenities and brand names. As the mix of fifth wheel and travel trailer production level shifts towards higher-end products, we expect our dollar content to increase accordingly.

We saw similar trends in the motorized sector of the industry which represents approximately 13% of all units shipped. Class A shipments for 2016, representing approximately 44% of all motorized units shipped and the most expensive of the class on average, increased approximately 11% year-over-year, our class Bs and Cs, which represent smaller, less expensive motorized units and approximately 56% of all motorized units shipped, increased approximately 23% year-over-year.

The overall balance and strength in the industry coupled with the continued entry of younger buyers into the channel and the significant number of baby boomers reaching retirement age over the next 10 years, indicates the potential for an extended cycle; especially considering the general strength in the equity markets and consumer confidence levels. As it relates to the correlation between retail inventories and overall production levels, industry reports and dealer surveys continue to indicate RV dealer inventory levels are in line with anticipated retail demand, representing continued balance within the industry.

In 2016, combined domestic and Canadian retail sales through February 2016 were up 7% year-over-year compared to wholesale production, which was up 11% over the same two month period. We generally see wholesale shipments exceed retail sales in the first part of the calendar year as the retail selling season ramps up for the late first quarter and second quarter peak.

Domestic RV retail sales, which represent 96% of overall sales through February, were up 8% year-over-year. The RVIA is currently forecasting RV wholesale units shipments for fiscal 2016 to increase in the low single digits over 2015. Based on this forecast, current industry trends and our continuing market content improvement, we are excited to participate and partner with our customer-base to bring high quality products and service to support and enhance the overall RV brand, and as a result, continue to grow our revenue-base.

THOMSON REUTERS STREETEVENTS   |   www.streetevents.com   |   Contact Us

© 2016 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

On the manufactured housing side of our business, our sales increased 23% as we have gained content, again, outperforming the industry. Based on industry data for the months of January and February and our company forecast for the month of March, we estimate MH wholesale shipments to increase by approximately 18% in the first quarter of 2016 versus the prior year; representing the highest quarter over quarter increase since 2012. The MH industry as well is adapting to younger buyers focused on value and quality by concentrating on affordable, energy efficient homes for both entry-level participants and those looking to downsize from traditional stick-built housing to allow flexibility and convenience.

We believe there is significant opportunity for growth in this market over the long-term based on pent up housing demand, multifamily housing capacity levels and increasing rental rates, improving consumer credit and financing conditions, and the value proposition of low cost affordable single family homes, among other factors. The robust MH industry shipment starts to 2016, could indicate a possible tailwind providing better than recent historical trends of 8% to 10% annual growth. We expect to continue to outperform the MH market by capitalizing on our breadth of product and focused expansion and acquisition strategies.

The Company's industrial revenues, which represented 11% of our sales in the first quarter of 2016, increased 29% in the first quarter, reflecting both acquisition and organic growth, particularly in the commercial and institutional fixtures markets. Approximately half of our industrial revenue-base was directly tied to the residential housing market, where residential housing starts were up 14% from 2015 first quarter, with the remaining one half tied to growth in the commercial side of our business, mainly in the retail fixture, institutional furniture and commercial furnishings market. As already noted in line with our plan, we continue to diversify our industrial business, which resulted in growing our commercial and institutional furnishing sales by 15% year-over-year.

We will continue to concentrate in the residential cabinet furniture, retail, commercial, hospitality, and institutional markets to drive market share gains and sales growth and as well expand our presence into new territories in order to capitalize on existing capabilities and core competencies. Additionally, our current stable of products have expansion opportunities that we look to capitalize on in our existing regional locations and potentially new locations, as Todd will describe in more detail.

Overall, we are continually assessing both the short and long-term prospects and risks for our business model. On the RV side of our business, we are well positioned to support and grow in alignment with the industry's current projection of over 382,000 unit shipments for 2016, and we have aligned both our business model and our organizational structure for continued flow and steady growth in this market based on the strong demographic indicators previously mentioned that point to a positive long-term outlook with limited downside risk when compared to the past cycles in the space.

The changes in seasonal production schedules, namely the open houses held by the OEMs for dealers on the September timeframe, have been a norm of the business for the last several years.

Model year changes have accelerated through earlier in the first half of the year in anticipation of these shows, and we have accordingly adjusted our business model to accommodate the seasonality structure as well as the market mix shift to smaller travel trailers and motorized units. On the MH side, we continue to believe there is significant potential for this market in the long-term based on the current upward trend we are experiencing in shipment levels. We are excited about the potential to capitalize on the upside potential of the MH markets as we are well positioned in the space and are optimistic about the future of this industry, especially given the combination of our nationwide geographic footprint, available capacity in our current MH concentrated locations, and the continued growth of our content, which is in excess of $1800 per unit.

We are currently forecasting at approximate 10% growth in MH wholesale unit shipments for fiscal 2016, and expect to see continued year-over-year improvement with limited risk in the near-term as we believe there is potential in this market to grow at a much higher rate in the future, especially given historical trends and the growth we are currently seeing in single family residential housing starts.

The industrial markets represent a breadth of product opportunities for us both through acquisition and organic market penetration. Our industrial sales team is well positioned to continue to penetrate the residential housing market, particularly given the rise in single family housing starts, and as well, diversify further into the commercial hospitality and institutional markets. For the full-year 2016 and 2017, the NAHB is predicting housing starts to increase in the neighborhood of 10% and 17%, respectively, versus the prior year period.

On the commercial side, we are anticipating increased commercial market penetration as we continue to gain credibility as a high quality supplier with our continuing efforts to drive specialization and expertise in these markets both in our operations and with our extremely talented and dedicated industrial sales force.

Now I'll turn the call over to Josh, who will provide additional comments on our financial performance.

THOMSON REUTERS STREETEVENTS   |   www.streetevents.com   |   Contact Us

© 2016 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Josh Boone - Patrick Industries, Inc. - CFO

Thanks, Andy. Our net sales for the first quarter of 2016 increased $55 million, or 25% over the prior year period, to $279 million, reflecting a combination of acquisition, industry and market share growth despite the continued mix-shift towards smaller, less expensive units in both the towables and motorized sectors of the RV industry.

Our RV revenue-base, which accounts for 78% of our first quarter sales, was up 25% in the first quarter of 2016 over the prior year, reflecting the impact of acquisitions and an 11% increase in wholesale unit shipments in addition to overall content growth.

Our RV unit content on a trailing 12 month basis grew 17% from $1,629 per unit in 2015 to $1,905 per unit in 2016. Our MH revenue-base, which accounts for 11% of our first quarter sales, increased 23% for the quarter on estimated unit shipment improvements of approximately 18%. Our estimated content per unit on a trailing 12 month basis increased 5% from $1,718 per unit in 2015 to $1,808 per unit in the first quarter of 2016. Our MH content continues to outpace the industry, reflecting further penetration within our existing customer-base. We continue to be well positioned and ready to capitalize on the positive shipment trends we're in the MH industry.

Our industrial revenue-base, which accounts for the remaining 11% of first quarter sales, was up 29% in the quarter over the prior year period, driven by acquisitions and the continued penetration into new sales territories and market share gains, particularly with strong growth in the commercial and institutional fixtures markets.

Our gross margin grew 50 basis points in the first quarter to 16.3% from 15.8% in the first quarter of 2015, primarily reflecting improved operating efficiencies, leveraging of our fixed costs, and positive contribution of acquisition-related revenue.

Operating expenses remain flat at 8.9% of sales in the first quarter of 2016 compared to the prior year period. Warehouse delivery and SG&A expenses were down 30 basis points, offset by the increase in intangible asset amortization of 30 basis points related to acquisition activity over the past two years.

Operating income increased $5 million, or 32%, in the first quarter of 2016 compared to the prior year. And operating margins increased 40 basis points from 7% in the first quarter of 2015 to 7.4% in the first quarter of 2016 primarily due to factors previously described. The acquisitions we completed in 2015 and in the first quarter of 2016, coupled with our continued focus on leveraging synergies across the organization, implementing best practices and driving operating efficiencies, have enabled us to continue to outperform our markets and drive content growth in addition to increased overall consolidated operating margins.

Our net income per diluted share in the first quarter of 2016 was up 36% to $0.80, compared to $0.59 in the prior year.

Now, turning to the balance sheet, our total assets increased $73 million from December 31, 2015, primarily reflecting overall growth in our business year-over-year, the full impact of acquisitions completed in 2015 and thus far in 2016, and the related worked capital ramp up in the first quarter and traditional seasonal trending in our legacy businesses. Our operating cash flows were approximately $14 million in the first quarter compared to cash usage of approximately $3 million in the first quarter of 2015, reflecting our continued focus on leveraging our working capital relative to our sales growth.

Our strong operating cash flows continue to provide us flexibility to execute on our capital allocation strategy. Additionally, to meet our current and projected operating needs as well as to improve operating efficiencies, our total capital expenditures thus far in 2016 of approximately $3 million, included facility expansion costs that Todd will describe in more detail, and a strategic replacement upgrading product equipment to improve efficiencies and increase capacity. Our full-year 2016 estimate of total capital expenditures remains at $10 million.

Our leverage position, relative to EBITDA, remains well within our comfort level at the end of the first quarter of 2016, and we expect to continue to maintain an appropriate leveraged position consistent with our capital allocation strategy. Unused availability under our credit facility, including cash on-hand, was approximately $67 million.

Finally, as we previously described in our last conference call, in the first quarter of 2016 we repurchased the remaining $3 million authorized under our 2013 stock repurchase plan. And in January 2016, our Board of Directors approved a new stock repurchase program that authorized the repurchase of up to $50 million of our common stock over a 24 month period. We did not repurchase any stock under the 2016 plan in the first quarter.

That completes my remarks. Todd?

THOMSON REUTERS STREETEVENTS   |   www.streetevents.com   |   Contact Us

© 2016 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Todd Cleveland - Patrick Industries, Inc. - CEO

Thanks, Josh. Overall, we're pleased with the sales and earnings growth results for the first quarter and are optimistic about the continued growth as we head into the height of the selling season both in the short and long-term, as we continue to build in the momentum in the industries we serve.

The investments we've made in strategic acquisitions during 2015, and thus far in 2016, both increased our scale in existing markets and opened the doors to new markets within the North American footprint, which we've now expanded into 14 states. We continue to maintain a disciplined approach in identifying adjacent opportunities to expand our product portfolio and design capabilities.

In the first quarter of 2016 we acquired an excess of $50 million of annualized revenues attributable to two acquisitions, Parkland Plastics at the end of February and the Progressive Group at the beginning of March. We are very excited about the opportunity to expand both of these. Parkland is a designer, manufacturer, and distributor of polymer-based products primarily used in the RV architectural and industrial markets. Progressive is a distributor and manufacturer's representative for major name-brand electronics, primarily serving the auto and home electronics, retail and custom integration and commercial channels. Our focus on the successful integration of these acquisitions, as well as others acquired over the past several years in accordance to our plans and expectations, has resulted in organic market share growth, accretion to earnings, and addition of high-quality team members to the Patrick organization. We expect the realization of these and other tangible benefits to benefit the organization on a go-forward basis. To support our continued focus on increasing market share and expanding our geographical product reach outside our core Midwest market, we announced at our last call several expansion plans that are now complete with new facilities up and running. We added a manufacturing plant in Southern California to fabricate solid surface countertops, and two new facilities in Idaho to provide laminated products and interior doors to the growing customer-base in that region both in alignment with facility expansions of core OEM customers.

Additionally, in 2016 we have plans to open a countertop manufacturing facility in the southeast and increase capacity in our footprint in Pennsylvania to support the growing industrial opportunities in the northeast. We continued to prudently invest and insure the high level of the responsiveness to our customers and to support the profitability growth of our company.

In addition, in March 2016 we opened The Studio, our new 45,000 sq foot design innovation center and showroom located in Elkhart, Indiana. The Studio has been extremely well received by our customers and has generated many new business opportunities for our company in addition to being instrumental and more optimally presenting our ever expanding capabilities and services offered by each of our business units.

We're very excited to bring our customers to this studio to engage in joint creative planning processes, to address both near and long-term opportunities in the markets we serve. The pipeline continues to be full with acquisition opportunities in all three of the markets we serve: RV, MH and industrial, and we have the capacity to continue to grow our business and bring new, innovative product lines to our existing customer-base and to customers we have not yet reached. In terms of our business outlook for the remainder of 2016, our disciplined execution goals continued to be focused around driving our organizational strategic agenda and utilizing our capital allocation strategy to strategically grow our business, increase customer awareness of the breadth of products we can provide, expand operations and targeted regional territories, and drive shareholder value by generating improved operating income, net income, earnings per share, and free cash flow.

Our team remains focused on meeting any challenges that we face head on with the goal of always striving to provide the highest level of customer service and high quality, innovative products, executing our strategic plan, and increasing overall shareholder and stakeholder value.

This is the end of our prepared remarks, thank you for your time today. We're now ready to take questions.

QUESTION AND ANSWER

Operator

(Operator Instructions) Daniel Moore with CJS Securities.

Daniel Moore - CJS Securities - Analyst

Andy, you mentioned content for RV up 17% year-over-year, and you also mentioned mix shift to lower price point. Given that, is it possible to break out the growth and content per RV on an organic basis verses acquired?

THOMSON REUTERS STREETEVENTS   |   www.streetevents.com   |   Contact Us

© 2016 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Andy Nemeth - Patrick Industries, Inc. - President

Overall, Dan, yes. We estimate that organic content due to pricing, decontenting, lower end units, really attributed to about a 10% organic shift in just net organic content exclusive of industry growth. So outside of that, we believe that based on our estimates that we were able to maintain, and in fact, pick up a little bit of market share exclusive of those uncontrollable situations.

Daniel Moore - CJS Securities - Analyst

And you also mentioned that we're coming up on anniversary that trend, at least for one year. Crystal balls are difficult, but what are you expectations as we get out to the remainder of the year in terms of the mix between fifth wheels and travel trailers?

Andy Nemeth - Patrick Industries, Inc. - President

We do think that's going to anniversary coming up here on the second quarter around the April, May timeframe. Last year if you kind of just looked at where the statistics were at from a shipment perspective, fifth wheels were up about 6% in the first quarter of last year verses flat this year. We've definitely seen this shift towards bigger concentration of travel trailers and the low-end travel trailers.

As things kind of normalize again, we will expect to see that shift here in Q2, but we also expect to participate in the up swing as the units shift back towards larger units and towards that fifth wheel, you know, normalize mix shift.

Daniel Moore - CJS Securities - Analyst

MH, manufactured housing segment. Shipments up 18% year-over-year, do you have a sense of what's driving that acceleration? And I think you sounded more bullish in your prepared remarks around MH than I've heard in some time. Does that signal a shift in terms of focus as far as M&A is concerned, or is that perhaps reading a little too far into it?

Andy Nemeth - Patrick Industries, Inc. - President

Sure. So the first question related to MH strength we did see strength out of the gates on the MH industry this year, mainly concentrated in the southeast so the northern regions are still a little bit off, and really based on the weather conditions.

We are encouraged by what we're seeing in the MH space as it relates to our M&A perspective in that space. I will tell you that I don't know that anything's changed; we've been opportunistic in looking at deals in the MH space as well as the RV space and the industrial markets. So we expect to be able to participate in that and continue down that path.

Nothing's changed; we're still aggressive and bullish about that market and looking for opportunities inside the MH market.

Todd Cleveland - Patrick Industries, Inc. - CEO

I would just add that given the shift and increase that we've seen in the MH market, we've talked in the past about asset values, our cash flow values being below asset values. We've seen the shift in that and would not be surprised to see that turn into some opportunities for us in the future.

Operator

Scott Stember with CL King.

THOMSON REUTERS STREETEVENTS   |   www.streetevents.com   |   Contact Us

© 2016 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Scott Stember - CL King - Analyst

Just a question about the operating margin growth. You guys have done a fantastic job in growing your gross margin. I know a lot of that has to do with efficiency improvements and the synergies that we've seen from acquisitions, but on the operating expense line, that's pretty much been flat to up. I know you guys have been making a lot of investments and probably some integration with acquisitions, but what are the expectations there for this year and going into 2017, will we start to see some operating expense leverage or are you guys still in aggressive investment mode?

Andy Nemeth - Patrick Industries, Inc. - President

We're not necessarily investing in overhead today, Scott. We believe we're well positioned from a structure perspective on the operating expense side to be able to capitalize and grow the business, which includes our acquisition strategies.

We would expect to begin to leverage that as we move throughout this year and certainly into 2017. It's our expectation to be able to, again, not have to add significant incremental overhead cost to be able to support the revenue increasing initiatives that we've got on the table. So I would tell you that our expectation is as we continue to flow through 2016, we'll start to see some of that, but definitely into 2017 we expect to see that.

Scott Stember - CL King - Analyst

And as far as the geographical expansion with these new facilities out on the West Coast, did you guys actually start shipping product and generating revenues out of them yet, and what would the timing be? And again, if you could just remind us, I think last quarter you talked about the collective opportunity in total from this geographic expansion.

Andy Nemeth - Patrick Industries, Inc. - President

Right. So, we just got up and running out in both the West Coast and the Idaho area in mid to late March, so we haven't seen any significant revenues at this point in time. We are ramping up, operations are running and we are producing and shipping.

Q2 we expect to see that and into Q3. We did incur some nominal expenses is it relates to those ramp ups which impacted our EPS by probably $0.01 a share, but overall, again, we did not start shipping until really late in March. So we expect to see the results from that really throughout 2016, the remainder of 2016.

Scott, I'm sorry. Total estimated market is still around that $160 million for the expansion initiatives that we've teed up.

Scott Stember - CL King - Analyst

And just one last question then I'll jump back in the queue. On the industrial side, I don't remember if you quantified how much the nonresidential portion of the business grew verses the residential side?

Andy Nemeth - Patrick Industries, Inc. - President

The nonresidential grew somewhat in proportion to the residential side, so our mix is really around that 46% to 50%. It may shift back and forth between the two components, but they were both relatively equal.

Operator

(Operator Instructions) Daniel Moore with CJS Securities.

Daniel Moore - CJS Securities - Analyst

Maybe just talk a little bit as you did, Todd, about Parkland Plastics and Progressive, what they bring to the table, what accretion might look like for each this year if you're willing to share and, kind of longer-term growth opportunities.

Todd Cleveland - Patrick Industries, Inc. - CEO

Sure. I guess I'll address the opportunities and I'll let Andy address the accretion. But, yes, I mean, Parkland has a great management team and a new product line for us that focuses on the RV market and also the industrial even has a little bit of big box exposure.

THOMSON REUTERS STREETEVENTS   |   www.streetevents.com   |   Contact Us

© 2016 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Their product line is, for the most part, made up of two particular products - flooring that goes into the RV industry and then also sheet goods that are used for industrial purposes. Many of those products we had in our stable prior to the acquisition, so what we'll be able to do is leverage our current relationships in the industries we serve, both in the RV space and industrial space.

I think the other pieces is that we now have a fairly strong connection with some new industrial customers that, hopefully, we'll be able to leverage those relationships with our stable products that we've built over the past four or five years. On the Progressive side of things, again, really a new market for us and quite a few new products from an electronics and components standpoint.

So again, we'll hopefully be able to cross pollinate both from a market standpoint and a product standpoint going into the RV market and also taking current products in existing customers that Progressive has. So I look to create some pretty strong opportunities for us in the future.

Andy Nemeth - Patrick Industries, Inc. - President

On the accretion side, both acquisitions are immediately accretive to earnings. We acquired them in late February and mid-March, early to mid March, and so the impact was nominal for Q1. But we do expect continuing improvement in accretion to EPS on a go forward basis. We don't necessarily break out individual acquisitions as it relates to their individual component of accretiveness, but effective immediately they are immediately accretive to earnings.

Daniel Moore - CJS Securities - Analyst

And last question; just curious, the RVIA is still looking for low double digit growth in wholesale shipments for 2016. For whatever reason they've been significantly conservative for the last few years given the 11% growth we saw in Q1, do you expect or see potential upside to that projection as we out into the remainder of the year?

Andy Nemeth - Patrick Industries, Inc. - President

Their estimates are low single digit and we expect that there could be some potential upside to that. We certainly have seen a nice start to the industry through the first quarter. We would expect the normal seasonal pattern to start to take shape, however, we don't have any concerns as it relates to any significant issues in the space today.

So we are still in line with where we think the RVIA is at with low, single digit growth for the year. We could see some seasonal movement, but nothing that's got us alarmed.

Operator

Steve Andersons with Venator.

Steve Andersons - Venator Capital - Analyst

I just had a quick question on the manufactured housing side of your business. Where is capacity utilization currently? I know you kind of broke that out last quarter, I was wondering if you'd do that again and then talk about some of the impacts of leverage on the EBITDA line as that comes back over the next year.

Andy Nemeth - Patrick Industries, Inc. - President

Sure. As it relates to overall MH capacity, we have facilities that are both specific to MH and we have facilities that run a combination of manufactured housing, RV, and industrial product lines. So we have the ability to utilize our capacity in certain areas and move between industries within certain plants.

On the MH specific plants, we're running in the neighborhood of 35% to 40% capacity today, so we've got upside potential certainly to be able to execute on that and certainly to be able to leverage our content today with opportunities certainly in the acquisition space in there to be able to integrate and bring opportunity to leverage our earnings. But as well, we have the opportunity to gain some market share in that space as well. So, we are excited about the opportunities that exist there and, certainly, the strong start to the year with MH.

THOMSON REUTERS STREETEVENTS   |   www.streetevents.com   |   Contact Us

© 2016 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Steve Andersons - Venator Capital - Analyst

Are you cash flow positive on that business now?

Andy Nemeth - Patrick Industries, Inc. - President

Yes.

Steve Andersons - Venator Capital - Analyst

And that's what you referring to on the cash flow model. Okay.

Andy Nemeth - Patrick Industries, Inc. - President

Yes.

Operator

Scott Stember with CL King.

Scott Stember - CL King - Analyst

Andy, what was the leverage ratio in the first quarter? I'm not sure if you gave that. And also maybe just give some high-level commentary about the acquisition pipeline as you see it going forward today.

Andy Nemeth - Patrick Industries, Inc. - President

Sure. Our leverage ratio is right around two times just a little bit less than two. As it relates to the pipeline, the acquisition pipeline today is extremely full. We have a tremendous amount of opportunity out there to be able to execute. We've got capacity to be able to continue to execute, so we're optimistic about the potential based on the space today, but just the overall pipeline is extremely full.

Scott Stember - CL King - Analyst

And as we've seen in the last couple of quarters, the idea is not just strictly RV, cross selling into other markets as well whether it be industrial. Is that still the thought process?

Andy Nemeth - Patrick Industries, Inc. - President

Yes. We're still looking at acquisition opportunities in all three market sectors. As Todd mentioned, multiples and cash flows are starting to improve, certainly, with the MH space. So things are fitting more into the box as it relates to those opportunities, so we're continuing to look at all three markets for potential.

Operator

(Operator Instructions) We have no further questions at this time, I would like to return the presentation back over to Julie Ann Kotowski.

THOMSON REUTERS STREETEVENTS   |   www.streetevents.com   |   Contact Us

© 2016 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Julie Ann Kotowski - Patrick Industries, Inc. - IR

Thanks, Cynthia. We appreciate everyone for being on the call today and we look forward to talking to you again at our second quarter 2016 conference call. A replay of today's call will be archived on Patrick's website, www.patrickind.com under investor relations.

And I'll turn the call back over to our operator.

Operator

Thank you. Ladies and Gentlemen, this concludes today's conference and thank you for participating. You may now disconnect.

Editor

Company Disclaimer

This audio event contains certain statements related to future results, our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: the impact of any economic downturns especially in the residential housing market, a decline in consumer confidence levels, pricing pressures due to competition, costs and availability of raw materials, availability of commercial credit, availability of retail and wholesale financing for residential and manufactured homes, availability and costs of labor, inventory levels of retailers and manufacturers, the financial condition of our customers, retention and concentration of significant customers, the ability to generate cash flow or obtain financing to fund growth, future growth rates in the Company's core businesses, the seasonality and cyclicality in the industries to which our products are sold, realization and impact of efficiency improvements and cost reductions, the successful integration of acquisitions and other growth initiatives, interest rates, oil and gasoline prices, adverse weather conditions impacting retail sales, and our ability to remain in compliance with our credit agreement covenants. In addition, national and regional economic conditions may affect the retail sale of recreational vehicles and residential and manufactured homes. The Company does not undertake to update forward-looking statements, except as required by law. Further information regarding these and other risks, uncertainties and factors is contained in the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2015, and in the Company's Form 10-Qs for subsequent quarterly periods, which are filed with the Securities and Exchange Commission ("SEC") and are available on the SEC's website at www.sec.gov.

Disclaimer

Thomson Reuters reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies' most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY'S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON REUTERS OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY'S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY'S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

© 2016 Thomson Reuters. All Rights Reserved.

THOMSON REUTERS STREETEVENTS   |   www.streetevents.com   |   Contact Us

© 2016 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.